Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

VERB TECHNOLOGY COMPANY, INC.,

and

SW Direct Sales, LLC

June 13, 2023

TABLE OF CONTENTS

DEFINITIONS	1

Certain Definitions	1
Certain Other Defined Terms	8

SALE AND PURCHASE	9

Transfer of Assets	9
Excluded Assets	9
Assumption of Certain Liabilities and Obligations	10
Excluded Liabilities	10
Certain Tax Matters	10
Consideration	10
Allocation of Consideration; No Security	13
Closing	13
Actions at the Closing	13

REPRESENTATIONS AND WARRANTIES OF SELLER	14

Incorporation, Etc. of Seller	14
Authorization	14
Execution and Binding Effect	15
Consents and Approvals	15
No Violation	15
Absence of Changes	15
Assigned Contracts	16
Transferred Assets Generally	18
Intellectual Property	18
Litigation; Other Claims	21
Warranties	21
Employee Benefits	21
Compliance with Laws; Governmental Authorizations	21
Employees	22
Brokers and Finders	22

REPRESENTATIONS AND WARRANTIES OF BUYER	24

Incorporation, Etc. of Buyer	24
Authorization	24
Execution and Binding Effect	24
Consent and Approvals	24
No Violation	24
Litigation; Other Claims	24
Brokers and Finders	24

COVENANTS	25

Access to Information	25
Third-Party Consents; Transferred Agreements	25
Public Announcements; Confidentiality	25
Licensing of Verb Name	26

EMPLOYEE MATTERS	27

Employees	27

SURVIVAL; INDEMNIFICATION	28

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Survival of Representations and Warranties	28
Indemnification by Seller	29
Indemnification by Buyer	29
Indemnification Procedure	30
Seller’s Limitation on Liability	30
Buyer Limitation on Liability	31
Exclusive Remedy	31
Treatment of Indemnification Payments	31

GENERAL TERMS AND CONDITIONS	32

Notices	32
No Agency	33
Severability	33
Assignment and Succession	33
Amendments and Waivers; Certain Notices	34
Absence of Third-Party Beneficiaries	34
Disputes	34
Governing Law. Etc.	35
Interpretation	36
Entire Agreement	36
Counterparts	37
Expenses	37
Remedies	37

ii

EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	IP Assignment and Assumption Agreement
Exhibit D	Transition Services Agreement
Exhibit E	IP License Agreement
Exhibit F	Funds Flow
Exhibit G	Note
Exhibit H	IP License Back Agreement

SCHEDULES

Schedule 1.1(B)	Business Employees
Schedule 1.1(K)	Knowledge
Schedule 1.1(T)	Copyright Assets; Trademark Assets; Transferred Software
Schedule 2.1(a)	Assigned Contracts
Schedule 2.1(e)	Proposals, Presentations, Etc.
Schedule 2.1(f)	Books and Records
Schedule 2.1(h)	Credits, Prepaid Expenses, Deferred Charges, Etc.
Schedule 2.1(i)	Fixtures and Equipment
Schedule 2.1(j)	Governmental Authorizations
Schedule 2.1(k)	Guaranties, Warranties, Indemnities and Similar Rights
Schedule 2.2(c)	Excluded Accounts Receivable
Schedule 2.2(h)	Excluded Contracts
Schedule 2.2(i)	Excluded Fixtures and Equipment

Section 3 Schedules	Seller Disclosure Schedules

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered in to, effective as of June 13, 2023 (the “Effective Date”), by and between Verb Technology Company, Inc., a Nevada corporation (“Seller”) and SW Direct Sales, LLC, a Delaware limited liability company (“Buyer”). Certain capitalized terms used herein are defined in Section 1.1 and the locations of the definitions of certain other capitalized terms are set forth in Section 1.2.

RECITALS

WHEREAS, the Seller is engaged in serving the direct selling market with customer relationship management (CRM), learning management system (LMS), customer data platform (CDP), and live selling software applications (excluding the Excluded Assets, which shall include but not be limited to, Seller’s livestream shopping platform) (collectively, the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and liabilities of the Business, as more particularly set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of all of which are acknowledged, the parties agree as follows:

Article 1

DEFINITIONS

1.1 Certain Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings as used in this Agreement:

“Adjusted EBITDA” shall mean EBITDA, adjusted or modified to exclude: share-based compensation expense marketing expenses that exceed $100,000 in either Earn-Out Period, and any other non-operating expenses incurred by Buyer which are exceptional, one-time in nature and are outside of the ordinary course of business.

“Accounts Receivable” means all accounts receivable held by Seller or any of its Subsidiaries (if applicable) as of Closing to the extent exclusively derived from the Business, and any right to enforce the foregoing.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable federal, state, foreign and other laws and all applicable rules, regulations, interpretations and orders of any relevant Authority.

“ARR” means Recurring Revenue for the applicable twelve (12) month period.

“Assigned Contracts” means the Contracts Required for the Business and other Contracts that are not entirely Required for the Business (as identified by an asterisk (*)) that are to be partially assigned to Buyer that are identified on Schedule 2.1(a).

“Assumed Liabilities” means the (i) Liabilities arising out of or relating to the Owned Intellectual Property, to the extent accruing after Closing, other than Liabilities for which Seller is responsible due to a breach of a representation or warranty in Article 3 below, and (ii) performance obligations arising after Closing under the Assigned Contracts other than any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing any covenant or obligation of any Contract by the Seller or (B) any action, or inaction, by the Seller that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure. For the avoidance of doubt, the Assumed Liabilities shall not include any Excluded Liability.

“Acquired Business” means the Seller’s software as a service (SaaS) platform, designed specifically for use by sales reps who service the direct sales industry and is comprised of a suite of interactive video-based sales enablement business software products marketed on a white-labeled, subscription basis. Available in both mobile and desktop versions, the base SaaS product is verbCRM, a Customer Relationship Management (“CRM”) application, to which subscribers can add a choice of enhanced, fully integrated application modules that include verbLEARN, a gamified Learning Management System application; verbLIVE, a Live Stream interactive eCommerce application to be used only as part of the base CRM application; and verbPULSE, a business/augmented intelligence notification and sales coach application. verbTEAMS is a separate, standalone, self-onboarding, video-based CRM and content management application designed specifically for use by sales reps who service life sciences companies.

“Authority” means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or any possession or territory thereof, or of any state, local, foreign or other government, of any other public or self-regulatory authority, commission, board, agency or other instrumentality (including the U.S. Securities and Exchange Commission or any securities exchange) or any subdivision or office of any of the foregoing.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the Business, but excluding any such items to the extent: (i) they are included in or primarily related to any Excluded Asset or Excluded Liability; or (ii) any Applicable Law prohibits such item’s transfer.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in San Antonio, Texas are generally authorized to close.

“Business Employees” means the employees of the Business who are listed on Schedule 1.1(B).

“Closing Working Capital” means the Working Capital of the Business as of the close of business on the Closing Date.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses to which the Seller is a party, or to which any of the Transferred Assets are subject, whether written or oral.

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“Copyright Assets” means all source code, documentation or other assets either copyrighted by the Seller or registrable under the copyright laws of the United States, in each case only as listed on Schedule 1.1(T), excluding any Open Source Assets.

“EBITDA” means net income (loss) in accordance with GAAP plus depreciation and amortization of the referenced party, plus interest expense, plus tax expense for such referenced or applied period, determined.1

“Employee Benefit Plan” means with respect to any Person: (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Applicable Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal plan; and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” means all Liabilities of the Seller other than the Assumed Liabilities.

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (d) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of an Authority or pursuant to any Law.

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“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means all liabilities for borrowed money, whether current or funded, secured or unsecured, including all obligations evidenced by bonds, debentures, notes or similar instruments.

“Indemnified Party” means a Buyer Indemnitee or a Seller Indemnitee, as such terms are defined in Sections 7.1 and 7.3.

“Intellectual Property” means: (i) trademarks, trade names, service marks, trade dress, brand names, and logos, whether registered or not, and all goodwill associated therewith and symbolized thereby, all applications and registrations for any of the foregoing, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, and algorithms; and (v) any other intellectual property or proprietary rights.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Knowledge” means, with respect to Seller, the actual knowledge of any of the individuals listed on Schedule 1.1(K) (the “Knowledge Individuals”) after making a reasonable investigation of the Books and Records and such senior managerial employees of the Business as each Knowledge Individual may, in his reasonable discretion, believe would have material knowledge as to the relevant matter.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Malicious Code” means computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

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“Material Adverse Effect” means any event, change, circumstance, effect or other matter that results in, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (i) the assets, financial condition, operating results, business prospects, or customer, supplier or employee relations of the Business or (ii) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that none of the following (or the results thereof) shall be a Material Adverse Effect: (a) any effect to the extent attributable to conditions affecting the industry or industries of the Business generally; (b) any effect to the extent attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States; (c) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters or acts of God; (d) any effect to the extent attributable to the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby (including any cancellations of or delays in orders or purchases, any reduction in sales, or any disruption in supplier, distributor, licensee, licensor, partner or similar relationships) or (e) actions taken (or omitted to be taken) at the prior written request of Buyer; provided, that, the matters described in clauses (a), (b) and (c) will be excluded only to the extent that such matters do not have a disproportionate impact on the Business, as compared to the business of other companies that conduct business in the countries and regions and in the industry in which the Business operates.

“Open Source Assets” means all source code, documentation, or other assets either copyrights or registrable under the copyright laws of the United States that licensed under an Open Source License.

“Open Source License” means any license accepted by the Open Source Initiative as an open source license or any license with any “copyleft” or other obligation or condition that would require, or condition the use or distribution of such software on (i) the distribution or the making available of the source code for such software, (ii) limiting any Person from charging a fee or receiving consideration in connection with sublicensing or distributing such software, (iii) granting any right to any Person or otherwise allowing any such Person to decompile, disassemble or otherwise reverse-engineer such software or (iv) the licensing of any such software for the purpose of making derivative works (including, without limitation, the GNU General Public License, GNU Affero General Public License, GNU Lesser Public License or Mozilla Public License).

“Permitted Encumbrances” means: (i) Encumbrances for current Taxes not yet delinquent; (ii) statutory or common law Encumbrances to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to the Buyer; (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law; (iv) Encumbrances imposed by Law, such as carriers’, materialmen’s, mechanics’, warehousemans’, landlords’ and other like Encumbrances incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Business or the present use of the affected Assets; (v) restrictions on transfer of securities imposed by applicable securities laws; (vi) licenses granted by a Seller to third parties that are disclosed in Section 3.12(c)(ii) of the Seller Disclosure Schedule or within one of the exceptions to disclosure set forth in Section 3.12(c)(ii); and (vii) Open Source Licenses granted to member of the Seller by third parties that either (i) are disclosed in Section 3.12(i) of the Seller Disclosure Schedule or (ii) apply to third-party software used by the Seller in such a way that does not require disclosure pursuant to Section 3.12(i)(B) of this Agreement.

“Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, association, joint stock company, Authority, or any other form of association or entity.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

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“Profitable” means, for any specified period of time, the Business’s Adjusted EBITDA is greater than $0.

“Profitability” means the amount in which the Business’s Adjusted EBITDA for a specified period of time exceeds $0.

“Profitability Payment Amount” means $250,000.

“Recurring Revenue” means all revenue of the Business pursuant to contracts with customers of the Business entered into during the applicable Earn-Out Period regardless of whether such customers were customers of the Business on or after the Closing Date.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Required for the Business” means required to operate, the Business as conducted by Seller and its Affiliates prior to the Closing.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or to which Seller makes or has made, or has or has had an obligation to make, contributions at any time.

“Subsidiary” means any corporation more than 40% of the outstanding voting securities of which are owned by the Seller or any subsidiary, directly or indirectly, or a partnership or limited liability company in which the Seller or a subsidiary is a general partner or manager or holds interests entitling it to receive more than 40% of the profits or losses of the partnership or limited liability company.

“Target Working Capital” means $0.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes and other taxes or governmental charges in the nature of a tax, including any interest, penalties or additions to tax in respect thereto, under any federal, state, local, foreign or other applicable tax law.

“Trademark Assets” means all trademarks, tradenames, service marks, trade dress, brand names and logos exclusively used in conjunction with the goods and/or services offered for sale by the Business as conducted by the Seller prior to Closing as listed on Schedule 1.1(T), including any registrations or applications pertaining thereto together with any prospective rights to register the marks anywhere in the world and the goodwill of the business symbolized by such marks, excluding those that contain the word “verb” and that are being licensed pursuant to the IP License Agreement.

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“Trade Secrets” means any information which is unpublished or which the Seller treats as confidential or proprietary. It includes, without limitation, Business Information, Technical Information, and Third-Party Information, as hereinafter defined:

(a) “Business Information” means access information; methods of operation; costs; contract terms; pricing methods or information; profits; markets and market strategies; marketing plans and activities; sales; customer lists, contacts and preferences; vendor lists, contacts and preferences; contractor and subcontractor lists, contacts and preferences; employee lists and identities; employee compensation; employee work locations; personnel information and systems; finances; business ideas; plans for future development; internal policies, procedures, communications and reports, all proprietary communications related to the Seller whether in person, by cell or traditional phone line, email (including internal and external email), text messaging, or chat; and information of any other kind not generally known to the public, or that a reasonable person acting within the capacity of such person’s role should understand is confidential, based on the nature of the information or the circumstances of its disclosure.

(b) “Technical Information” means technical data, processes, formulas, improvements, technologies, designs, drawings, engineering, hardware configurations, and all research and development activities.

(c) “Third-Party Information” means all Business Information or Technical Information provided by a third party to the Seller under an obligation of confidentiality, including information of customers in the Seller’s possession.

“Trade Secret Assets” means exclusively the Trade Secrets necessary for the operation of the Business.

“Transaction Agreements” means this Agreement, the IP Assignment, License Agreements, the Note and Transition Services Agreement, and any certificates delivered by or on behalf of a party pursuant to this Agreement.

“Transferred Employees” means the Business Employees who accept Buyer’s offer of employment and become employees of Buyer after the Employee Termination Date as set forth in Section 6.1(a).

“Transferred Intellectual Property” means all of the Intellectual Property Required for the Business including, but not limited to, all content and functionality associated with the Acquired Business in addition to all goodwill associated with the Business or the Transferred Assets, but specifically excluding the trade name and brand name Verb as well as any other Intellectual Property that is being licensed pursuant to the IP License Agreement attached hereto as Exhibit E.

“Transferred Software” means the software among the Copyright Assets listed on Schedule 1.1(T).

“Working Capital” means the current assets of the Business minus the current liabilities of the Business, excluding deferred revenue, and calculated in accordance with the methodology used to calculate Target Working Capital.

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1.2 Certain Other Defined Terms. The following terms used in this Agreement are defined in the respective sections set forth below:

Term	Defined in Section

Agreement	Preamble
Agreement Confidential Information	Section 5.3
Business	Recitals
Buyer	Preamble
Buyer Fundamental Representations	Section 7.1
Buyer Indemnitees	Section 7.1
Cap	Section 7.5
Contingent Consideration	Section 2.6
Claim	Section 1.1(a)
Closing	Section 2.9
Closing Date	Section 2.9
Closing NWC Statement	Section 2.7(a)
Consideration	Section 2.6
Deferred Revenue Reduction	Section 2.7(b)
Disputed Amount	Section 2.7(a)
Earn-Out	Section 2.6
Earn-Out Payment	Section 2.6(b)
Earn-Out Period	Section 2.6(b)
Effective Date	Preamble
Excluded Assets	Section 2.2
First ARR Threshold Amount	Section 2.6(b)
First Profitability Amount	Section 2.6(b)
First Threshold Amount(s)	Section 2.6(b)
Fundamental Rep Termination Date	Section 7.1
Indemnified Party	Section 1.1(a)
Indemnifying Party	Section 1.1(a)
Independent Accountant	Section 2.7(a)
Loss	Section 7.2
Post-Closing Adjustment	Section 2.7(a)
Post-Closing Adjustment Cap	Section 2.7(a)
Post-Closing Adjustment Threshold	Section 2.7(a)
Rep Termination Date	Section 7.1
Review Period	Section 2.7(a)
Seller	Preamble
Seller Employment Liabilities	Section 1.1(b)
Seller Fundamental Representations	Section 7.1
Seller Indemnitees	Section 7.3
Standard EULA	Section 3.12(c)
Statement of Profitability	Section 2.6(c)
Transferred Assets	Section 2.1

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Article 2

SALE AND PURCHASE

2.1 Transfer of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, grant, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the assets of Seller Required for the Business as described below (collectively, the “Transferred Assets”), which shall not include any Excluded Asset:

(a) Assigned Contracts identified on Schedule 2.1(a);

(b) The Transferred Intellectual Property;

(c) The Accounts Receivable outstanding as of Closing;

(d) A copy of any Open Source Assets required for the use of the Transferred Intellectual Property;

(e) all proposals, presentations, use cases, databases and other materials that are used primarily in connection with the Business and listed on Schedule 2.1(e), which may include (i) customer and marketing materials Required for the Business describing the Transferred Software or any of the other Transferred Assets, such as product documentation, sales and marketing collateral, customer training materials, sales training materials, and sales presentation materials, and (ii) customer support materials Required for the Business and the Transferred Software or any of the other Transferred Assets (including copies of any and all information on electronic bulletin boards or the Internet owned by a Seller and Required for the Business).

(f) Books and Records as identified on Schedule 2.1(f);

(g) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset identified on Schedule 2.1(g);

(h) the Fixtures and Equipment identified on Schedule 2.1(h);

(i) to the extent their transfer is permitted by Applicable Law, all governmental authorizations and non-governmental authorizations and all applications therefor Required for the Business or any Transferred Asset identified on Schedule 2.1(j); and

(j) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent Required for the Business or any Transferred Asset identified on Schedule 2.1(k).

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell or assign any Assigned Contract if an attempted sale or assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way affect the rights of Buyer or Seller or any of their respective Affiliates thereunder.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to all assets that are not Transferred Assets, including, without limitation, the following (collectively, the “Excluded Assets”):

(a) all Tax assets (including duty and tax refunds and prepayments) of Seller or any of their Affiliates;

(b) all Tax returns of Seller or its Affiliates and all books and records (including working papers) related thereto;

(c) all insurance policies and rights thereunder;

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(d) all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the Transferred Intellectual Property;

(e) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset;

(f) all cash and cash equivalents;

(g) all Contracts other than the Assigned Contracts, including, without limitation, those Contracts on Schedule 2.2(h);

(h) all Fixtures and Equipment other than as listed on Schedule 2.1(i);

(i) except for the Transferred Assets, all assets of, or generally used by, the Seller, which are not Required for the Business;

(j) all Trade Secrets not Required for the Business, regardless of whether the non-transferred Trade Secrets are intermingled in documents transferred to Buyer under Section 2.1;

(k) all personnel records, other than the Transferred Employees’ records; and

(l) all insurance proceeds which Seller or any of its Affiliates have a right to receive as of the Closing and that relate to events, circumstances or occurrences prior to the Closing.

2.3 Assumption of Certain Liabilities and Obligations. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due all of the Assumed Liabilities. Buyer will not assume or have any responsibility of any nature with respect to any Excluded Liability.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Buyer or any of its Affiliates or representatives, Buyer does not assume and has no responsibility for any of the Excluded Liabilities.

2.5 Certain Tax Matters. Seller shall be responsible for any sales, use and/or other transfer Taxes, regardless of the Person on whom such Taxes are imposed, resulting from any of the transactions contemplated by this Agreement, including the transfer of the Transferred Assets, and the assumption of the Assumed Liabilities.

2.6 Consideration.

(a) The consideration to be delivered by Buyer to Seller at Closing hereunder in respect of the Transferred Assets (the “Consideration”) shall consist of (a) the promissory note attached hereto as Exhibit G (the “Note”) with an aggregate principal amount of $4,750,000 and to be paid in accordance with the terms therein, consistent with the Funds Flow attached hereto as Exhibit F, and subject to adjustment pursuant to Section 2.7 below (the “Cash Consideration”), (b) the Earn-Out, payable pursuant to Section 2.6(b) below (the “Earn-Out”), and (c) the contingent Profitability Payment, payable pursuant to Section 2.6(c) below (the “Profitability Payment” and together with the Earn-Out, the “Contingent Consideration”).

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(b) Earn-Out. As additional consideration for the Transferred Assets, Buyer shall pay to Seller (each an “Earn-Out Payment”) upon the achievement by or on behalf of Buyer of the following multiples for the twelve (12) month period ending on the first anniversary of the Closing Date (the “First Earn-Out Period”) and the twelve (12) month period ending on the second anniversary of the Closing Date (the “Second Earn-Out Period” and, each of the First Earn-Out Period and the Second Earn-Out Period, an “Earn-Out Period” and, together, the “Earn-Out Periods”), respectively:

(i) On the first anniversary of the Closing Date, $750,000 upon and subject to the Business attaining ARR for the twelve (12) month period ending on the first anniversary of the Closing Date of no less than $9,334,186.00 (“First ARR Threshold Amount”);

(ii) On the second anniversary of the Closing Date, $750,000, upon and subject to the Business attaining ARR for the twelve (12) month period ending on the second anniversary of the Closing Date of no less than $11,667,733.00 (the “Second ARR Threshold Amount”).

Within ninety (90) days of the first anniversary of the Closing Date and the second anniversary of the Closing Date, as applicable, Buyer shall prepare and deliver to Seller a statement setting forth its calculations of the First ARR Threshold Amount and the Second ARR Threshold Amount, as applicable (such statements, the “ARR Statements”). After receiving an ARR Statement, Seller shall have fifteen (15) days to review and any dispute or objection that Seller has thereunder shall be pursued in accordance with the provisions of Section 2.7(a)(i) below, substituting “ARR Statement” for Closing NWC Statement”. Within fifteen (15) days of the end of the final resolution of the applicable Earn-Out Payment, Buyer shall pay or cause to be paid the corresponding Earn-Out Payment in cash by wire transfer of immediately available funds to the bank account whose wire instructions Seller shall provide to Buyer. If the Business does not achieve the threshold required for Seller to receive such Earn-Out Payment then the corresponding payment will not be due or payable and Seller shall forfeit all right, title and interest to such portion of the Contingent Consideration.

(c) Profitability Payment.

(i) As additional consideration for the Transferred Assets, the Profitability Payment shall be held by Buyer for the purpose described in this Section 2.6(c). Within ninety (90) days of the first anniversary of the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculations of the Company’s Profitability (such statement, the “Statement of Profitability”). After receiving the Statement of Profitability, Seller shall have thirty (30) days to review and any dispute or objection that Seller has thereunder shall be pursued in accordance with the provisions of Section 2.7(a)(i) below, substituting “Closing NWC Statement” for “Statement of Profitability”.

(ii) If the Business is Profitable, the Buyer shall distribute the full Profitability Payment Amount to Seller. If the Business is not Profitable (i.e., Adjusted EBITDA is <$0), the Profitability Payment Amount shall be reduced on a dollar-for-dollar basis by the amount and to the extent that the Business is not Profitable (e.g., if Adjusted EBITDA is -$50,000, then the Profitability Payment Amount shall be reduced from $250,000 to $200,000).

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2.7 Purchase Price Adjustment.

(a) Net Working Capital Adjustment.

(i) Within sixty (60) days of Closing, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Working Capital (“Closing NWC Statement”). After receiving the Closing NWC Statement, Seller shall have sixty (60) days to review the Closing NWC Statement (the “Review Period”). During the Review Period, Seller will have reasonable access to the books and records of Buyer to the extent that they relate to the Closing NWC Statement and provided, that such access does not interfere with the normal business operations of Buyer. On or prior to the last day of the Review Period, Seller may object to the Closing NWC Statement by delivering notice detailing its objections to the Closing NWC Statement. If Seller fails to deliver such notice prior to the expiration of the Review Period, the Closing NWC Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing NWC Statement, as the case may be, shall be deemed to have been accepted by Seller. If Seller does deliver such statement prior to the expiration of the Review Period, then the Buyer and Seller agree to negotiate in good faith to resolve such objections within fifteen (15) days of delivery. In the event Buyer and Seller are unable to reach and agreement or resolve Seller’s objections, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of a mutually agreed to independent and impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make adjustments to the Closing NWC Statement as necessary. The parties hereto agree that the Independent Accountant shall only decide the specific items under dispute by the parties and any decision arrived at by such Independent Account shall be final and determinative.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. If the Post-Closing Adjustment is a positive number greater than the Post-Closing Adjustment Threshold, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment (less the Post-Closing Adjustment Threshold). If the Post-Closing Adjustment is a negative number “greater than” the Post-Closing Adjustment Threshold, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment (less the Post-Closing Adjustment Threshold). For purposes of this Section, “Post-Closing Adjustment Threshold” means an amount greater than

(+/-)$50,000. Notwithstanding anything to the contrary in the foregoing, in no event shall either party pay or owe an amount to the other party greater than $522,714.00 for the Post-Closing Adjustment (the “Post-Closing Adjustment Cap”).

(b) Deferred Revenue Adjustment. Notwithstanding anything to the contrary herein, the parties hereto acknowledge the agreement in the Letter of Intent, dated April 20, 2023, between the Buyer and Seller, that the amount of Consideration shall be reduced by the amount the Company’s total deferred revenue exceeds $3,733,675.00 (“Deferred Revenue Reduction”). If, in its preparation of the Closing NWC Statement, Buyer discovers that any amount of the Deferred Revenue Reduction was not accounted for at Closing, Buyer may include such amounts in the Closing NWC Statement to either reduce what it owes Seller under the Post-Closing Adjustment or add to what Seller owes to Buyer under the Post-Closing Adjustment; provided, however, that this portion will not be subject to the Post-Closing Adjustment Cap.

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2.8 Allocation of Consideration; No Security.

(a) For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, the Consideration (taking into account transaction costs paid by the respective parties) shall be allocated in accordance with the fair market value of the Transferred Assets as mutually agreed to by Buyer and Seller not later than 90 days after the Closing Date. The parties agree that (i) the value attributable to the Fixtures and Equipment will equal the net book value thereof as determined by Seller’s federal tax records, (ii) Accounts Receivable will be valued at the face amount thereof, and (iii) the balance of the Consideration will be allocated to intangibles. Buyer and Seller agree to prepare their respective federal, state and foreign income tax returns for all current and future tax reporting periods and file IRS Form 8594 (and corresponding state forms) with respect to the transfer of the Transferred Assets to Buyer in a manner consistent with such allocation; provided, however, that if, in any audit of any tax return of a party, the fair market values are finally determined to be different from those agreed to by the parties, the parties may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined. If any state, federal or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.

(b) The parties hereto understand and agree that (i) contingent rights to receive any of the Contingent Consideration shall not be represented by any form of certificate or other instrument, are not transferable except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of the Buyer as a result of Seller’s contingent right to receive any portion of the Contingent Consideration, and (iii) no interest is payable with respect to any portion of the Contingent Consideration.

2.9 Post-Closing Operation of the Business. Subject to the terms of this Agreement and any agreements ancillary hereto (including, but not limited to, the Transition Services Agreement attached hereto as Exhibit D), subsequent to the Closing, Buyer shall have sole discretion with regards to all matters relating to the operation of the Business; provided, however, that (i) neither Buyer nor any of its Affiliates shall take any actions in bad faith that would intentionally eliminate or reduce any Contingent Consideration and (ii) Buyer and its Affiliates shall use their commercially reasonable efforts to cause the Business to generate revenue from the sale or sublicense of the products and services of the Business. Seller acknowledges that (a) there is no assurance that Seller will receive any Contingent Consideration, and (b) the parties solely intend for the express provisions of this Agreement to govern their contractual relationship.

2.10 Closing. Subject to the terms and conditions of this Agreement, the closing of the transfer of the Transferred Assets and the assumption of the Assumed Liabilities (collectively, the “Closing”) shall take place at 12:00 a.m. on such other date as Seller and Buyer may agree and provided that the Closing shall remain subject to the satisfaction or waiver of the conditions precedent to Closing set forth in Section 2.11 and Article 8 (in each case (a) and (b), the “Closing Date”). The Closing shall take place remotely by the execution and delivery of this Agreement, or on such other date, or at such other place, as shall be mutually agreed upon by the Parties.

2.11 Actions at the Closing. At the Closing:

(a) Seller shall take such actions on its part as necessary or appropriate to consummate the transactions contemplated by this Agreement, including (i) the transfer of the Transferred Assets and Assumed Liabilities, and (ii) the delivery to Purchaser of the following documents, duly authorized and executed by Seller:

(i)	the Bill of Sale attached hereto as Exhibit A.

(ii)	Assignment and Assumption Agreement attached hereto as Exhibit B.

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(iii)	the IP Assignment and Assumption Agreement attached hereto as Exhibit C;

(iv)	the Transition Services Agreement attached hereto as Exhibit D;

(v)	the IP License Agreement attached hereto as Exhibit E;

(vi)	the Consents listed on Schedule 3.4; and

(vii)	all other documents, certificates and instruments reasonably deemed by Purchaser or its counsel necessary or desirable to consummate the transactions contemplated hereby.

(b) Buyer shall:

(i)	pay to Seller an amount equal to the Cash Consideration, by wire transfer of immediately available funds; and

(ii)	deliver all other documents, certificates and instruments reasonably deemed by Seller or its counsel necessary or desirable to consummate the transactions contemplated hereby.

Article 3

3.1 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, subject to and modified by the exceptions noted in the schedule delivered by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3. Any disclosure set forth in any section of the Seller Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Seller Disclosure Schedule to which such disclosure’s application or relevance to a representation or warranty in any other section of this Agreement is reasonably manifest on its face.

3.2 Incorporation, Etc. of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own and operate the Transferred Assets as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties that it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

3.3 Authorization. The execution and delivery by Seller of this Agreement (and all other agreements and instruments to be executed by Seller pursuant hereto), the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other act or proceeding on the part of or on behalf of Seller or any of Seller’s shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

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3.4 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon the execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

3.5 Consents and Approvals. Except as set forth on Schedule 3.5, no Consent of, notice to, or filing with, any Authority or other Person is required, in connection with the execution and delivery by Seller of this Agreement or any other Transaction Agreement (or any other agreement or instrument to be executed and delivered by Seller pursuant hereto), the consummation by Seller of the transactions contemplated hereby or thereby, or the performance by Seller of its obligations hereunder or thereunder.

3.6 No Violation. Neither the execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of Seller used in connection with the Business (including the Transferred Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Governing Documents of Seller or any resolution adopted by the board of directors or stockholders of Seller, (ii) any Contract to which Seller is a party, by which Seller or any of its properties or assets (including the Transferred Assets) is bound or affected or pursuant to which Seller is an obligor or a beneficiary or (iii) any Applicable Law, Judgment or Governmental Authorization applicable to Seller, the Business or any its properties or assets (including the Transferred Assets).

3.7 Financial Information. Attached as Section 3.6 of the Seller Disclosure Schedule are true and complete copies of the unaudited, internal quarterly reports prepared by Seller and delivered or made available to Buyer, showing gross revenues earned by the Business, employee compensation expenses and other costs attributable to the Business, including but not limited to verbCRM, verbTEAMS, verbLIVE, and verbPULSE, as well as any other costs that were incurred by or allocated to the Business by Seller in the ordinary course of business (collectively, “Quarterly Revenue Statements”) for each calendar quarter from January 1, 2022 through March 31, 2023. The Quarterly Revenue Statements have been prepared based on the Books and Records and fairly present the gross revenues and expenses of the Business on an aggregate basis for the respective periods indicated therein.

3.8 Absence of Changes. Since January 1, 2023, Seller has conducted the Business only in the ordinary course, and (i) the Business has not experienced any event or condition, (ii) no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, and (iii) with respect to the Business, the Transferred Assets and the Assumed Liabilities, there has not been, occurred or arisen any:

(a) destruction of, damage to, or loss of any Transferred Assets (whether tangible or intangible) or the Business (whether or not covered by insurance) of the Company;

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(b) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization;

(c) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating to any of its businesses, properties or assets;

(d) revaluation of any Transferred Assets (whether tangible or intangible), including writing off notes or Accounts Receivable;

(e) increase in or other change, other than in the ordinary course of business and consistent with past practices, to the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(f) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees or consultants for travel and business expenses in the ordinary course of business consistent with past practices;

(g) cancellation, amendment or renewal of any insurance policy of such Company; or

(h) agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (g) of this Section 3.5 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and any agreements ancillary hereto).

3.9 Contracts.

(a) Section 3.8(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract used primarily in, or necessary for the conduct of, the Business, to which any member of the Seller is a party, by which any member of the Seller or any of the Transferred Assets is bound or affected or pursuant to which any member of the Seller is an obligor or a beneficiary, which:

(i) is a license or other Contract under which (A) the Seller has licensed, or otherwise granted rights in any Transferred Intellectual Property, to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property, in either case, (excluding Shrink Wrap Software and Intellectual Property licensed to the Seller pursuant to an Open Source License);

(ii) licenses any Person to reproduce any of the Seller’s products, services or technology or any Contract to sell or distribute any of the Seller’s products, services or technology;

(iii) is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $10,000;

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(iv) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivable and payables in the ordinary course of business;

(v) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which Seller has any ownership interest in any other Person or business enterprise;

(vi) contains any covenant limiting the right of the Seller to engage in the Business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute products of the Business, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services of the Business;

(vii) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller with respect to the Business other than in the ordinary course of business;

(viii) was entered into with respect to the Business other than in the ordinary course of business and that involves an amount or value in excess of $10,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(ix) is otherwise material to the Business or the Transferred Assets or under which the consequences of a default or termination could have a Material Adverse Effect.

(b) Seller has delivered or made available to Buyer an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Section 3.8(a) of the Seller Disclosure Schedule.

(c) Neither Seller nor any Affiliate thereof has or may acquire any rights under any Assigned Contract that would prevent the consummation of the transactions contemplated under this Agreement.

(d) With respect to each such Contract required to be listed:

(i)	To Seller’s Knowledge, each such Contract is in full force and effect and is valid and enforceable against the member of the Seller that is a party thereto in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; and no consent of any other party to such Contract is required in connection with the transactions contemplated under this Agreement;

(ii)	the member of the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract.

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(e) To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Seller or each other Person that has any obligation or Liability under any Assigned Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract. To the Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Transferred Assets. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Assigned Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation

3.10 Books and Records. The Books and Records are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of the Closing, all of such Books and Records will be in the possession of the Seller.

3.11 Transferred Assets Generally. Seller has good and transferable title to the Transferred Assets, free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of any kind (“Encumbrances”) other than Permitted Encumbrances.

3.12 Sufficiency of Assets. The Transferred Assets constitute all of the properties and assets used exclusively in or necessary to conduct the Business as presently conducted as of Closing and for the twelve (12) month period then ending. None of the Excluded Assets is material to the Business. Each tangible asset included in the Transferred Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used by the Seller and has been maintained in accordance with normal industry practice.

3.13 Intellectual Property.

(a) Seller is the sole and exclusive owner of, free and clear of all Encumbrances other than Permitted Encumbrances, all Transferred Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.12(b) and Shrink Wrap Software and Open Source Assets (the “Owned Intellectual Property”), including, ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation. The Owned Intellectual Property is free of all payment obligations and other Encumbrances other than Permitted Encumbrances and is not subject to any Judgments to which Seller is a party restricting the use thereof. There is no Proceeding or Judgment to which the Seller is a party that prohibits or restricts the Seller from carrying on the Business anywhere in the world or from any use of the Owned Intellectual Property. To the Seller’s Knowledge, no Person has any rights in the Owned Intellectual Property that could cause any reversion or revival of rights in favor of that Person or termination of the Seller’s rights in the Owned Intellectual Property or, following the Closing, Buyer’s rights in the Owned Intellectual Property. Immediately after the Closing, Buyer will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the right to use, license and transfer the Transferred Intellectual Property in the same manner and on the same terms that the Seller had immediately prior to the Closing. “Shrink Wrap Software” means generally commercially available, off-the-shelf applications or software that are (A) licensed to the Seller pursuant to any “shrink-wrap” or “click-through” agreement for which Seller has paid less than $10,000 in license fees during the calendar year prior to the date hereof or (B) licensed or otherwise made available to Seller for use on a “software-as-a-service” or similar basis pursuant to any “shrink-wrap” or “click-through” agreement for which Seller has paid less than $10,000 in subscription fees during the calendar year prior to the date hereof.

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(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that is used primarily in or material to the Business that any third party has licensed to the Seller or otherwise authorized the Seller to use (excluding (i) Intellectual Property licensed to the Seller pursuant to an Open Source License and (ii) other than with respect to Intellectual Property used in the provision of any product of the Business to customers, Shrink Wrap Software) (the “Third Party Intellectual Property”). Seller has delivered to Buyer accurate and complete copies of the Contracts governing such Third Party Intellectual Property that are material to the operation of the Business. Neither Seller, nor, to Seller’s Knowledge, any other party thereto, has breached or is currently in breach of any of the Contracts governing the Third Party Intellectual Property.

(c) Attached hereto as Schedule 3.12(c) is a complete and accurate list, as of the date hereof, of all Contracts that have not expired or terminated as of the date hereof, pursuant to which: (i) the Seller has been granted any license or other right to use, or practice any rights under, any Intellectual Property that is used primarily in or material to the Business or comprising any Transferred Asset, except for Open Source Assets, or (ii) the Seller has granted to any Person any rights to use, or practice any rights under, any Transferred Intellectual Property, except for (A) Open Source Assets and (B) other than with respect to Intellectual Property used in the provision of any product of the Business to customers, Shrink Wrap Software, or (ii) the Seller has granted to any Person any rights to use, or practice any rights under, any Transferred Intellectual Property, except for (A) contracts pursuant to which the Seller has granted limited, non-exclusive rights to contractors and other service providers to use Transferred Intellectual Property in performing services for the benefit of the Seller, (B) non-disclosure agreements that contain reasonable restrictions on the use and disclosure of such Transferred Intellectual Property by the receiving Person, and (C) Seller’s standard, non-exclusive licenses to resellers and other channel partners and to customers and end users of Seller products entered into in the ordinary course of business and which do not permit access to or use by a third party of any source code in or that is a Seller product (“Standard EULA”). The Contracts required to be listed in Schedule 3.12(c) are referred to collectively as the “Intellectual Property Licenses”.

(d) The Seller has taken commercially reasonable efforts to protect the confidentiality of all Trade Secret Assets.

(e) Seller has not disclosed to any third party (other than contractors or other services providers performing services for Seller) or placed into escrow any source code for the Transferred Software. Seller is not under any contractual obligation, contingent or otherwise, to disclose to any third party or to place into escrow any source code for the Transferred Software.

(f) To Seller’s Knowledge, the conduct of the Business, as currently conducted by the Seller, does not infringe, violate or misappropriate any Intellectual Property owned by any Person. To Seller’s Knowledge, no Person is infringing, violating or misappropriating any Transferred Intellectual Property, and no claims alleging such infringement, violation or misappropriation have been made against any Person by any member of the Seller. There are no claims or suits pending or, to Seller’s Knowledge, threatened, and Seller has not received any written notice of a third-party demand, claim or suit, directly and explicitly alleging that the conduct of the Business, as currently conducted by the Seller, infringes, violates or misappropriates, or infringed, violated or misappropriated, the Intellectual Property of any Person, or challenging the ownership, use, validity and enforceability of any Transferred Intellectual Property.

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(g) Schedule 3.12(g) separately sets forth an accurate and complete list of all Registered Intellectual Property included within the Transferred Intellectual Property and any (i) github repositories used by the Seller for any Transferred Intellectual Property and (ii) any unregistered trademarks, trade names or service marks used by the Seller, any domain name Required for the Business included within the Transferred Intellectual Property. Seller has delivered or made available to Buyer accurate and complete copies of the documentation in respect of such Registered Intellectual Property. All necessary registration, maintenance, renewal, and annuity fees and Taxes have been timely paid, and all necessary documents have been timely filed, in connection with the Registered Intellectual Property of the Seller among the Transferred Intellectual Property. In connection with such Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or Proceedings pending or, to Seller’s Knowledge, threatened by or before the Authority in which the registrations or applications are issued or filed. Section 3.12(g) of the Seller Disclosure Schedule sets forth an accurate and complete list of all actions that must be taken with an Authority with which such Registered Intellectual Property has been registered within 90 days after the date of this Agreement relating to the payment of any fees or Taxes or the filing of any documents necessary to maintain, perfect or renew any Registered Intellectual Property.

(h) The Seller takes industry standard measures in connection with the conduct of the Business to assure that all Transferred Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of Malicious Code. To Seller’s Knowledge, none of the Transferred Software contains any Malicious Code. The Transferred Software (excluding Third Party Intellectual Property, Open Source Assets and Shrink Wrap Software) is eligible for protection and registration under applicable U.S. copyright Law and has not been forfeited to the public domain. The Seller possesses, and will provide to Buyer upon Closing, (i) a full and complete source code version and, to the extent used by the Seller in the conduct of the Business, object code version of the current release of the Transferred Software and (ii) all releases or separate versions of the Transferred Software to the extent and in such form as maintained by Seller in its code repository.

(i) (A) None of the Transferred Intellectual Property was developed using any Authority or university funding or facilities, nor was it obtained from an Authority or university. Seller is not obligated to license or disclose any Intellectual Property Required for the Business to any official or de facto standards setting or similar organization or to any organization’s members. (B) No software in any product of the Business or that is used by the Seller in and material to the support of any product of the Business is subject to any Open Source License. None of the Transferred Software has been distributed or otherwise been made available by the Seller to third parties in such a manner that it is, in whole or in part, subject to the provision of any Open Source License or other type of license agreement or distribution model that (i) requires the distribution or the making available of the source code for any Transferred Software, (ii) prohibits or limits Seller or any of its Affiliates from charging a fee or receiving consideration in connection with sublicensing or distributing any Transferred Software, or (iii) except as specifically permitted by Law, grants any right to any Person (other than the Seller and its Affiliates) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Transferred Software or (iv) requires the licensing of any Transferred Software for the purpose of making derivative works. None of the Transferred Software is distributed by the Seller with any software that is subject to an Open Source License.

(j) All employees and individual contractors of the Seller that perform services for the Business have been required to go through the Seller’s applicable standard onboarding and orientation processes, which includes the presentation of the Seller’s standard invention assignment and confidentiality agreements for signature. All employees, contractors and consultants of the Seller and, to the Seller’s Knowledge, the employees of any such contractors and consultants and any other third parties (and the employees of such third parties) who have been involved in the development of any Intellectual Property included within the Transferred Intellectual Property, have executed invention assignment and confidentiality agreements that properly assign to the Seller all such Intellectual Property. Seller has delivered to Buyer copies of their standard invention assignment and confidentiality agreements currently used with employees and individual contractors; all applicable prior versions of such agreements are materially similar to the current versions.

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3.14 Litigation; Other Claims.

(a) Except as set forth in Schedule 3.12(f), there are no claims, actions, suits, inquiries, Proceedings or investigations pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate thereof that relate to the Business, the Business Employees or any of the Transferred Assets or that could reasonably be expected to materially and adversely affect the ability of Seller to consummate the transactions contemplated, whether at law or in equity or before or by any Authority.

(b) There are no grievance, mediation or arbitration Proceedings pending, or to the Seller’s Knowledge, threatened with respect to the Business, any Business Employee or any of the Transferred Assets.

3.15 Warranties. Except in the ordinary course of business and as set forth in the Standard EULA, Seller has not made any warranty, indemnity, discounted arrangement or express contractual right of return to or with any customer or third party with respect to any Business products sold by the Seller prior to the Closing Date. There are no warranty claims pending or, to the Seller’s Knowledge, threatened against any member of the Seller under any Assigned Contract related to Business products designed, manufactured, refurbished, distributed, sold and/or delivered by the Business at any time prior to the Closing that are reasonably likely to involve a material monetary Liability.

3.16 Employee Benefits

(a) Buyer will incur no Liability with respect to, or on account of, any Employee Benefit Plan.

(b) Except for any applicable continuation coverage requirements of COBRA (or applicable state statutes mandating health insurance continuation coverage for employees), Seller has no obligations or potential Liability for welfare benefits to any Business Employee or their respective dependents following termination of employment or retirement under any of the Employee Benefit Plans.

(c) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any Business Employee. There are no contracts or arrangements providing for payments that could subject any person to Liability for Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement.

(d) Section 3.15(d) of the Seller Disclosure Schedule sets forth each Employee Benefit Plan maintained, established or sponsored by the Seller, or which the Seller participates in or contributes to in connection with the operation of the Business.

3.17 Compliance with Laws; Governmental Authorizations Each member of the Seller is and has been in material compliance with all Applicable Laws, Judgments or Governmental Authorizations that are or were applicable it for the conduct or operation of the Business or the ownership or use of any Transferred Asset. Seller has not received in the last five (5) years any written notice from any Authority or any other Person regarding (A) any actual, alleged, possible or potential violation by such Seller of, or such Seller’s failure to comply with, any Applicable Law or (B) any actual, alleged, possible or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any material Liability of any nature, in each case in connection with the conduct or operation of the Business. Section 3.16 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller that relate to the conduct of the Business or the ownership or use of any of the Transferred Assets, all of which are valid and in full force and effect. The Governmental Authorizations listed in Section 3.16 of the Seller Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to conduct the Business lawfully in the manner in which the Seller currently conducts the Business and to permit the Seller to own and use the Purchased Assets in the manner in which they currently own and use such assets.

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3.18 Employees

(a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list of the following information, as applicable, for each Business Employee: name; job title; geographic location; country of citizenship or lawful permanent residence; date of hiring or engagement; whether full-time or part-time; current compensation paid or payable; sick and vacation leave that is accrued but unused; earned time off payable upon termination of such Business Employee’s employment; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

(b) To the Seller’s Knowledge, no Business Employee is bound by any Contract that purports to limit the ability of such officer, agent, employee, salesperson, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Seller’s Knowledge, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business following the Closing.

3.19 Brokers and Finders. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, neither Seller nor any of its officers, directors, employees, representatives, Affiliates or agents have employed any broker or finder or incurred any Liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

3.20 Material Customers and Suppliers.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth a true and complete list of each of the top twenty (20) customers of the Business (by volume in dollars of sales to such customers) (the “Material Customers”), for the five—month period ended May 31, 2023 (the “Reference Date”), and the amount of revenues accounted for by each such Material Customer during such period.

(b) Section 3.19(b) of the Seller Disclosure Schedule sets forth a true and complete list of each of the top five (5) suppliers of the Business (by volume in dollars of purchases from such suppliers) (the “Material Suppliers”), for the five-month period ended on the Reference Date, and the amount of revenues accounted for by each such Material Supplier during such period.

(c) Since the Reference Date, there has been no Material Adverse Effect in the business relationship of any member of the Seller with any Material Customer or Material Supplier. Seller has not received any notice, and Seller has no Knowledge, that any Material Customer or Material Supplier has any intention to terminate or materially reduce purchases from or supplies to the Business on account of the transactions contemplated hereby or otherwise.

3.21 Tax Matters. Seller has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws Required for the Business, and each such Tax Return is accurate and complete in all material respects. Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return) Required for the Business. No federal, state, local or foreign audits or other Proceedings are pending or being conducted with respect to any Tax Return of Seller, nor has Seller received any (i) notice from any Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request from any Authority for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Authority, in each case, with respect to any Taxes due from or with respect to the Business. There are no Encumbrances upon any of the Transferred Assets arising from any failure or alleged failure to pay any Tax.

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3.22 Privacy; Data Protection.

(a) To Seller’s Knowledge all personal and behavioral information that has been collected by or on behalf of the Seller in connection with the operation of the Business, whether (i) from the customers of the Business, (ii) from users of Business websites, or (iii) by or through the products or services of the Business, or otherwise, has been collected, stored, maintained and used in accordance with all applicable Laws related to privacy. Seller has not received a notice of noncompliance with or audit, investigation or proceeding with respect to any data protection laws, rules, regulations, guidelines or industry standards nor of any contract (including privacy policies and terms of use on any website) governing any information or data used by the Seller in connection with the operation of the Business. Seller has provided Buyer with true and correct copies of all current privacy policies and terms of use that apply to the personal and behavioral information used in connection with the operation of the Business. The Seller’s practices are in compliance with (i) the current privacy policy posted on the Business websites (where applicable), and (ii) to the Knowledge of Seller, its customers’ privacy policies, when required to do so by contract. There has been no known unauthorized access to or use of personal or behavioral information of customers of the Business or users of the Business websites in the possession of the Seller or, to the Knowledge of Seller, any third party to which the Seller has provided such information. To the Knowledge of Seller, Seller is not subject to any obligation that would prevent Buyer from using the personal and behavioral information collected by the Seller obtained in connection with the operation of the Business either (i) from customers of the Business, (ii) from users of the Business websites, or (iii) by products or services of the Business in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such personal and behavioral information.

(b) Seller has not received any written complaint regarding its collection, use or disclosure of personal and behavioral information in connection with the operation of the Business. To the Knowledge of Seller, each of the execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and does not violate Seller’s privacy policies. To the Knowledge of Seller, none of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

(c) Each member of the Seller and, to the Knowledge of each Seller, the applicable vendors of the Business are currently compliant with all information and data security requirements of the Payment Card Industry Data Security Standard (“PCI DSS”) with respect to the operation of the Business and has timely conducted all self-assessments and independent third-party audits, as required by the PCI DSS.

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Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization, Etc. of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own and operate its assets, to carry on its business as presently conducted, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

4.2 Authorization. The execution and delivery by Buyer of this Agreement (and all other agreements and instruments to be executed by Buyer pursuant hereto), the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other act or proceeding on the part of or on behalf of Buyer or any of Buyer’s shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

4.4 Consent and Approvals. No consent of any Authority or other Person is required in connection with the execution and delivery by Buyer of this Agreement (or any other agreement or instrument to be executed and delivered by Buyer pursuant hereto), the consummation by Buyer of the transactions contemplated hereby or thereby, or the performance by Buyer of its obligations hereunder and thereunder.

4.5 No Violation. Neither the execution, delivery or performance by Buyer of this Agreement or any of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Buyer of its obligations hereunder and thereunder, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or breach any of the terms, conditions or provisions of the Governing Documents of Buyer, or (b) violate any Applicable Law applicable to Buyer or by which any properties or assets of Buyer is bound.

4.6 Litigation; Other Claims. There are no claims, actions, suits, inquiries, Proceedings, or investigations against Buyer that could materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby that are currently pending or, to Buyer’s best knowledge, threatened, at law or in equity or before or by any Authority.

4.7 Brokers and Finders. Neither Buyer nor any of Buyer’s officers, directors, employees, representatives or agents has employed any broker or finder or incurred any Liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

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4.8 Financial Ability to Perform. Buyer has available funds sufficient to enable Purchaser to perform all of its obligations hereunder.

Article 5

COVENANTS

5.1 Access to Information. Between the date of execution of this Agreement and the Closing, Seller will give to Buyer and its accountants, legal counsel, and other representatives and agents reasonable access, during normal business hours and upon reasonable notice, at the offices of Seller (or at another mutually agreeable location arranged in advance), to all of the Books and Records and Contracts of Seller that are used in connection with the Business.

5.2 Third-Party Consents; Transferred Agreements. Seller will use commercially reasonable efforts to assign each Assigned Contract with an asterisk (*) in part, as well as all applicable assets, content, data and/or other Intellectual Property, in each case, Required for the Business and such Contract, and provided or made available to any member of the Seller pursuant to such Contract (collectively, the “Buyer Third Party Assets”) without assigning any asset or right of a Seller pursuant to such Contract that is not Required for the Business (collectively, the “Seller Third Party Assets”). In the event the counterparty to such Contract will not consent to such partial assignment from the Seller to Buyer of such Assigned Contract, Seller shall use commercially reasonable efforts to assist Buyer in transferring or otherwise making available to Buyer, as applicable, any such Buyer Third Party Assets in a mutually agreeable format. In particular, with respect to any customer Contracts, Buyer shall be entitled to invoice Seller directly on a monthly basis for any services performed by it under such Contracts, and Seller shall use commercially reasonable efforts to collect such amounts from Customers and promptly remit the fees invoiced by Buyer upon receipt from the customer. Finally, in the event any full or partial assignment of such Assigned Contract, or any other beneficial transfer from Seller(s) to Buyer of any Buyer Third Party Asset, results in Buyer being in receipt of or having access to any Seller Third Party Asset, Buyer and Seller shall use commercially reasonable efforts to return to Seller or destroy such Seller Third Party Asset, at Seller’s direction.

5.3 Public Announcements; Confidentiality.

(a) The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release drafted by Seller but approved with a right of final sign-off from the Buyer; provided, that, to the extent such disclosure or statement is being made due to the rules and regulations of NASDAQ or the United States Securities and Exchange Commission (“SEC”) as determined by Seller and its counsel in their sole discretion, Seller will use its reasonable best efforts to allow Buyer reasonable time to comment on and/or review such statement but Buyer’s final sign-off and consent shall not be required. Thereafter, each of the Buyer and Seller agrees that no other press release, statement, announcement, or other disclosure concerning the transactions contemplated by this Agreement may be made without the prior written consent of the other party (which consent is not to be unreasonably withheld, conditioned, or delayed), except as may be required by: (i) applicable law; (ii) the rules or regulations of any applicable United States securities exchange (including, but not limited to, NASDAQ), or (iii) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

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(b) Each party agrees that the terms of this Agreement (collectively, the “Agreement Confidential Information”) shall be maintained as confidential and that such party shall not, unless agreed to in writing by the other parties hereto, disclose or reveal, directly or indirectly, any of such Agreement Confidential Information to any Person except (i)(x) to the party’s officers, directors, managers, employees, attorneys or other professional advisors, or (y) to any actual or potential investor in, or purchaser of, such party, to any actual or potential banks or other financing sources of such party, and to their respective attorneys or other professional advisors, or (ii) to the limited extent necessary to enforce its rights, or perform its obligations, under this Agreement. The provisions of this Section 5.3 shall not, however, prohibit any party from disclosing any Agreement Confidential Information to the extent that such disclosure is required by Applicable Law, so long as the party seeking to disclose the same shall first have given prompt written notice to the other party of the same and reasonably cooperates with the other party in such party’s efforts, if any, to prevent or limit any such disclosure. In addition, neither party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, not to be unreasonably withheld, except to the extent required by law.

(c) Notwithstanding anything contained in Section 5.3(a) or (b) above, Buyer acknowledges that Seller is a publicly traded corporation and is required to file quarterly and annual reports, among other SEC or Nasdaq filings Seller may make, any or all of which may reference the Transaction to the extent necessary to comply with Seller’s reporting and disclosure obligations, as determined by Seller and its counsel in their sole discretion. Seller shall not be required to seek Buyer’s approval or consent for each such disclosure unless the content of such disclosure is materially different than any disclosure made previously in accordance with this Section 5.3.

5.4 Licensing of IP. Simultaneous with the execution of this Agreement, Buyer and Seller shall also enter into (a) an intellectual property license, substantially in the form of attached hereto as Exhibit E (the “IP License Agreement”), pursuant to which Seller shall license to Buyer limited use of the Verb name; and (b) an intellectual property license, substantially in the form attached hereto as Exhibit H, pursuant to which Buyer shall license to Seller limited use of the Transferred Intellectual Property, as more particularly set forth therein, (the “Transferred IP License Back Agreement” and together with the IP License Agreement, the “License Agreements). The Buyer and Seller hereby acknowledge that, subject to the terms and conditions of the respective License Agreements referred to herein, Buyer’s further use of the “Verb” name, and Seller’s use of the Transferred Intellectual Property, in all instances, shall be pursuant to and subject to the terms and conditions of the respective License Agreements.2

5.5 Non-Competition; Employee Non-Solicitation.

(a) For a period of two (2) years from the Closing Date (“Restrictive Term”), Seller will not, and will cause its officers and employees not to, directly or indirectly, own, manage, operate, control, or acquire more than 5% of (or the right to acquire more than 5% of) any class of voting securities of, a business, other than Buyer or any successor(s) in interest thereof, which competes by, directly or indirectly, with the Business. Without limiting the foregoing, during the Restrictive Term, Seller will not knowingly, directly or indirectly, engage in marketing activities (including by the sending of emails) with respect to any products or services to any current customers of the Business that, as of the Closing Date, are not customers of any businesses of Seller or its Subsidiaries other than the Business, except pursuant to general marketing activities unrelated to the Acquired Business which are not individually or specifically directed to any such customers.

(b) Unless otherwise agreed to in writing by Buyer, during the Restricted Term, Seller will, directly or indirectly, for itself or on behalf of any of its respective Subsidiaries, and Seller will cause its Subsidiaries not to, directly or indirectly, call upon any individual who is, at the time the individual is called upon, an employee of Buyer for the purpose or with the intent of soliciting such employee away from or out of the employ of Buyer, or employ or offer employment to any individual who was or is employed by Buyer unless such individual (A) was terminated by Buyer or (B) will have ceased to be employed by Buyer for a period of at least six months prior thereto. This Section 5.5(b) will not be deemed to prohibit: the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Buyer and hiring any employee of Buyer as a result of such advertising or solicitation.

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5.6 Further Assurances. Each party hereto shall do and perform such other acts and things as may be reasonably necessary or desirable for effecting the Closing and the consummation of the transactions contemplated by this Agreement, including the vesting of full title to all Transferred Assets to Buyer. In particular, if any of the Transferred Assets are legally owned by the Seller, Seller agrees to take such actions as are necessary to transfer such assets to Buyer, as contemplated by Section 2.1 above. Without limiting the generality of the foregoing, in the event that during the eighteen (18) month period immediately following the Closing, Buyer or Seller become aware of any Intellectual Property that existed as of the Closing and that, qualifies as Intellectual Property Required for the Business but was not included in the Transferred Assets assigned to Buyer at Closing or licensed to Buyer pursuant to the IP License Agreement, Buyer and Seller shall work together in good faith to confirm that such Intellectual Property should be the subject of assignment or license to the Buyer and thereafter shall execute and deliver all instruments and documents reasonably necessary in connection with (i) in the case of Intellectual Property owned by Seller, transferring all right, title, and interest of such Intellectual Property to Buyer or its designee or licensing such Intellectual Property to the Buyer or its designee, as reasonably agreed by the Parties in good faith, or (ii) in the case of Intellectual Property owned by a third Person, using commercially reasonable efforts to obtain for Buyer or its designee a license or other right to use such Intellectual Property. Further, to the extent that during the eighteen (18) month period following the Closing the Buyer determines that it has not received a full knowledge transfer of Trade Secret Assets among the Transferred Intellectual Property, the Seller will cooperate to facilitate such knowledge transfer to Buyer. Nothing in this Section 5.6 will be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of all of the Transferred Assets or of the covenant of the Seller to obtain all Consents, nor will this Section 5.6 be deemed to constitute an agreement to exclude from the Transferred Assets any of the Assets described under Section 2.1.

Article 6

EMPLOYEE MATTERS3

6.1 Employees.

(a) Business Employees. Seller shall terminate each Business Employee and further agrees to remove such individual from Seller’s payroll, in each case as of the last day of the third month after the Closing Date, unless the Buyer instructs Seller to do so prior to such date (such termination date, the “Employee Termination Date”); provided, that, for any period from and after the Closing during which any Business Employee has not been removed from Seller’s payroll, Buyer shall either pay Seller or Seller’s PEO firm directly, the full amount of payroll for the Business Employees by wire transfer in good, cleared funds, not later than five (5) business days prior to the payroll date. Seller shall not be responsible for funding any Business Employee payroll and Buyer holds Seller harmless from any such payments or from Seller’s failure to comply with this section; provided, however, Buyer reserves the right to set-off any amounts of payroll for the Business Employees that it owes Seller pursuant to this Section 6.1(a) against amounts Seller owes to Buyer pursuant to the Transition Services Agreement (including, for the avoidane of doubt, the “Total Cash Receipts” as defined therein). Upon receipt of Business Employee payroll from Buyer in accordance with this section, Seller shall remit same to Seller’s PEO firm in a timely manner. Buyer shall be solely responsible for all compensation due each Business Employee from and after the Closing. Prior to Closing, Buyer shall provide Seller with the names of the Business Employees to whom Buyer or one of its Affiliates intends to make an offer of employment. The employment offers Buyer makes (i) shall have total compensation and benefit terms comparable to the employment terms provided to such Business Employees by Seller on the Closing Date (or as Buyer and Seller may otherwise reasonably agree), and (ii) shall provide that the Transferred Employee be eligible to participate in employee benefit and compensation plans that are generally available to similarly situated employees of the Buyer.

(b) Responsibility for Employment Liabilities. Seller shall remain fully responsible for any and all employment related claims made by the Business Employees that arise or accrue with respect to acts or omissions by Seller occurring at any time on or before the Closing (collectively, “Seller Employment Liabilities”).

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(c) COBRA Coverage. Prior to the Employee Termination Date, and upon appropriate written notice from Buyer, Seller shall be responsible for offering and providing any COBRA Coverage with respect to any Business Employee who is a “qualified beneficiary” who is covered by a Seller Benefit Plan that is a “group health plan” and who experiences a qualifying event as a result of a termination in made in accordance with this Agreement. After the Employee Termination Date, Buyer shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employees (or other “qualified beneficiaries”) who become covered by a group health plan sponsored or contributed to by Buyer and who experience a “qualifying event” after such Transferred Employee’s hire date with Buyer. “Qualified beneficiary,” “group health plan” and “qualifying event” are as defined in Section 4980B of the Code.

(d) Information. To the extent not previously provided under Section 5.1, Seller shall provide Buyer such information relating to each Transferred Employee as Buyer may reasonably request and as Seller have available or may obtain in connection with their employment of such persons, including immigration and tax withholding history. If in responding to an information request by the Buyer, Seller must take actions outside the normal course of business or incur special burden or expense, Buyer shall reimburse Seller for all costs associated with such requests

(e) Seller Benefit Plan Contributions. Upon receipt of sufficient funds from Buyer in accordance with this Section 6.1, Seller shall make all required contributions and pay all premiums required under any Seller Benefit Plan on behalf of Business Employees with respect to periods ending on or prior to the Employee Termination Date.

Article 7

SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties. All representations and warranties in this Agreement, the Seller Disclosure Schedule and the Transaction Agreements and any right to indemnification with respect thereto, shall survive the consummation of the transactions contemplated hereby, and continue until 11:59 p.m. Texas time on the date that is one (1) year following the Closing Date and shall then terminate (the “Rep Termination Date”); provided that if any Claim for indemnification is properly asserted in accordance with this Agreement prior to the Rep Termination Date, the representations and warranties on which any such Claims are based shall continue in effect solely with respect to and without expansion of such Claim until final resolution of any such Claim. Notwithstanding the foregoing, (i) the representations and warranties contained in (a) Sections 3.1 (“Incorporation, Etc. of Seller”), 3.2 (“Authorization”), 3.3 (“Execution and Binding Effect”), 3.5 (“No Violation”), 3.10 (“Transferred Assets Generally”), 3.11 (“Sufficiency of Assets”), and 3.18 (“Brokers and Finders”) of this Agreement (collectively, the “Seller Fundamental Representations”); and (b) Sections 4.1 (“Incorporation, Etc. of Buyer”), and 4.2 (“Authorization”) of this Agreement (collectively, the “Buyer Fundamental Representations”), and any right to indemnification with respect thereto, shall survive the consummation of the transactions contemplated hereby and continue until 11:59 p.m. Texas time on the date that is seven (7) years following the Closing Date and shall then terminate claim (the “Fundamental Rep Termination Date”); (ii) the representations and warranties contained in Section 3.20 (“Tax Matters”) shall survive until sixty (60) days following the expiration of the applicable federal, state, local or foreign statute of applicable to the underlying claim (the “Tax Rep Termination Date”); and (iii) the representations and warranties contained in Section 3.13 shall survive for a period of two (2) years following the Closing Date (the “IP Rep Termination Date”); provided that if any Claim for indemnification is properly asserted in accordance with this Agreement prior to the Fundamental Rep Termination Date, the Tax Rep Termination Date, or the IP Rep Termination Date, as the case may be, the representations and warranties on which any such Claims are based shall continue in effect solely with respect to and without expansion of such Claim until final resolution of any such Claim.

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7.2 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, equity owners, employees and agents (collectively, “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the monetary value of, any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, Judgments or penalties (including legal fees and expenses but in all cases, excluding (unless awarded against a Buyer Indemnitee in a Third Party Claim): (a) consequential damages, including without limitation, lost profits and diminution of value; (b) special, exemplary, punitive damages; and (c) damages calculated as a multiple of company revenue, profits or similar metrics) (a “Loss”) incurred or suffered by the Buyer Indemnitees, directly or indirectly, arising out of, resulting from, or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by a Seller in this Agreement, the Seller Disclosure Schedule or any Transaction Agreement; (ii) any nonfulfillment, nonperformance or other breach of any of the covenants or agreements of a Seller contained in the Purchase Agreements; (iii) any Excluded Liability; or (iv) any Proceedings, demands or assessments resulting from any of the matters set forth in clauses (i) through (iii) above. For purposes of this Section 7.2, the amount of any Losses associated with any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

7.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, members, employees and agents (collectively, “Seller Indemnitees”) from and against, and will pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller, directly or indirectly, arising out of, resulting from, related to or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Buyer in this Agreement or any other Transaction Agreement; (ii) any nonfulfillment, nonperformance or other breach of any of the covenants or agreements of Buyer contained in the Purchase Agreements; (iii) any of the Assumed Liabilities; or (iv) any Proceedings, demands or assessments resulting from any of the matters set forth in clauses (i) through (iii) above. For purposes of this Section 7.3, the amount of any Losses associated with any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Buyer, will be determined without regard for any materiality, material adverse effect or similar qualification.

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7.4 Indemnification Procedure.

(a) Whenever any Loss indemnifiable under Section 7.2 or Section 7.3, as applicable (an “Indemnifiable Loss”), is asserted against or incurred by any Buyer Indemnitee or Seller Indemnitee, such Buyer Indemnitee or Seller Indemnitee (or, if not a party, the party that is related to such Buyer Indemnitee or Seller Indemnitee) (the “Indemnified Party”), shall give written notice thereof (a “Claim”) to Seller or Buyer, respectively (the “Indemnifying Party”). The Claim must include the provision or provisions of this Agreement under which the Claim is asserted and, if applicable, the applicable sections of this Agreement which are alleged to have been breached by the Indemnifying Party. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of any of its indemnification obligations under this Agreement unless (and then only to the extent that) such failure materially and adversely affects the ability of the Indemnifying Party to defend against the Claim or has been delivered after the applicable survival or claim period set forth in this Article 9. The date of such delivery of notice of a Claim is referred to herein as the “Claim Date”. If the Indemnifying Party objects to any Claims, such objection must be made in writing delivered to the Indemnifying Party within thirty (30) days of the Claim Date (an “Objection Notice”) and such dispute shall be resolved in the manner set forth in Section 9.7. If the Claim was delivered to the Indemnifying Party and no Objection Notice was delivered to the Indemnified Party within 30 days of the Claim Date, then the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim. Once the Claim that is the subject of an Objection Notice is resolved in accordance with this Agreement, a memorandum setting forth such resolution will be prepared and signed by Buyer and Seller. .

(b) If the Claim is based on a claim of a Person that is not a party to this Agreement (a “Third Party Claim”) the Indemnifying Party shall be entitled, to undertake the defense of such Claim, with counsel of its own choice (such counsel being subject to written approval by the Indemnified Party, which approval shall not be unreasonably withheld or delayed), with the Indemnifying Party having the right to control the defense and settlement of such Claim; provided, however, that (i) each Indemnified Party shall have the right to participate in the defense of such matter with counsel of its own choice, but not to determine or conduct any negotiation of settlement, adjustment or compromise with respect to any such Claim, and the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (ii) the Indemnified Party shall have the right to approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) any settlement or compromise, or any consent to the entry of any Judgment with respect to the Claim. In the event the Indemnified Party consents to any such settlement, the Indemnified Party shall be deemed to have agreed that the amount of the settlement constitutes Losses for which the Indemnifying Party is responsible under this Article 9. To the extent requested by the Indemnifying Party, each Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in connection with the Claim, provided that the Indemnifying Party shall reimburse the Indemnified Party for any direct out-of-pocket expenses associated with the same. Each Indemnified Party and each Indemnifying Party shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any Claim covered hereby and to consult with the other party concerning its efforts. In the event that the Indemnifying Party does not undertake the defense of any Claim, (i) each Indemnifying Party shall have the right to participate in the defense of such matter with counsel of its own choice, but not to determine or conduct any negotiation of settlement, adjustment or compromise with respect to any such Claim, and the fees and expenses of such counsel shall be at the expense of the Indemnifying Party and (ii) the Indemnifying Party shall have the right to approve in writing (such approval not to be unreasonably withheld, conditioned or delayed). In the event the Indemnifying Party consents to any such settlement, the Indemnifying Party shall be deemed to have agreed that the amount of the settlement constitutes Losses for which the Indemnifying Party is responsible under this Article 9.

7.5 Seller’s Limitation on Liability. Except as otherwise described in this Section 7.5, Seller shall not have any Liability for Losses under clause (i) of Section 7.2 unless the aggregate amount of Losses thereunder exceeds an aggregate amount equal to $71,250 (the “Threshold”), and once such Threshold has been reached, the Seller shall be liable to the Buyer Indemnitees for the full amount of all Losses, including those which comprised any portion of the Threshold; provided, however that any Liability for Losses arising as a result of a breach of Section 3.13 (Intellectual Property) or any Seller Fundamental Representation will not be subject to the Threshold. Except as otherwise provided in this Section 7.5, the aggregate Liability of the Seller for Losses under this Article 7 will not exceed a dollar amount equal to $712,500, except for Losses under this Article 7 related to: (i) a breach of Section 3.13 (Intellectual Property), in which case Seller’s aggregate Liability shall not exceed $1,425,000 and (ii) a breach of the Seller Fundamental Representations, in which case Seller’s aggregate Liability shall not exceed the total amount of the Consideration (such limitations, the “Caps”). Furthermore, nothing in this Agreement will limit the Liability of the Seller for claims relating to intentional or willful misrepresentation of material facts which constitute common law fraud.

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7.6 Buyer Limitation on Liability. Except as described in the following sentence, Buyer shall not have any Liability for Losses unless the aggregate amount of Losses under clause (i) of Section 7.3 therefrom exceed the Threshold, and once such Threshold has been reached, Buyer shall be liable to the Seller Indemnitees for the full amount of all Losses, including those which comprised any portion of the Threshold. Except as otherwise provided in this Section 7.6, the aggregate Liability of Buyer for Losses under this Article 7 will not exceed a dollar amount equal $712,500. The limitations in this Section 7.6 do not apply to the following any breach of the Buyer Fundamental Representations for which the Liability of Buyer shall not exceed the total Consideration amount. Furthermore, nothing in this Agreement will limit the Liability of Buyer for claims relating to intentional or willful misrepresentation of material facts which constitute common law fraud.

7.7 Exclusive Remedy. In connection with this Agreement and the transactions contemplated hereby, and excluding any claim for injunctive relief or non-monetary equitable relief relating to any breach of a covenant in this Agreement, the remedies provided for in this Article 7 shall be the sole and exclusive post-Closing remedies available to any Person against any party for any damages arising out of this Agreement and the transactions contemplated hereby.

7.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration to the extent permitted by Applicable Law.

7.9 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to the applicable party.

7.10 Anti-Sandbagging. Buyer acknowledges and agrees that it has exercised due diligence and proper investigation with respect to Seller and the Business, and Seller will not be liable to Buyer with respect to any breach of any representation or warranty in this Agreement if Buyer had actual knowledge of such breach before or as of the Closing Date.

7.11 Insurance Recovery. Notwithstanding anything expressed or implied to the contrary in this Agreement, the amount of any Losses subject to indemnification shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to such Losses.

Article 8

CONDITIONS TO CLOSING; TERMINATION

8.1 Buyer’s Obligations to Close. The obligations of Buyer to consummate the transactions set forth in this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

(a) Each of the representations and warranties of Seller contained in this Agreement that is qualified by a materiality standard shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and each of the representations and warranties of Seller contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

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(b) Seller shall have performed or complied with in all material respects all of its agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing Date, including, without limitation, those set forth in Section 2.11(a).

(c) Seller shall have delivered a certificate, dated as of the Closing Date, signed by an officer of Seller on behalf of Seller and solely in his or her capacity as an officer of Seller, certifying to the matters set forth in Section 8.1(a) and (b).

(d) Each of the Governmental Authorizations and Consents set forth on Schedule 8.1(d) shall have been obtained and shall be in full force and effect.

8.2 Seller’s Obligations to Close. The obligations of Seller to consummate the transactions set forth in this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Seller in writing, except as otherwise provided by law:

(a) Each of the representations and warranties of Buyer contained in this Agreement that is qualified by a materiality standard shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and each of the representations and warranties of Buyer contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b) Buyer shall have performed or complied with in all material respects all of its agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing Date, including, without limitation, those set forth in Section 2.11(b).

(c) Buyer shall have delivered a certificate, dated as of the Closing Date, signed by an officer of Buyer on behalf of Buyer and solely in his or her capacity as an officer of Buyer, certifying to the matters set forth in Section 8.2(a) and (b).

Article 9

GENERAL TERMS AND CONDITIONS

9.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(1)	If to Buyer:

Scaleworks Inc.

122 E Houston St, Suite 105

San Antonio, TX 78205

Attn: Legal, re: Verb

Email: Erin@scaleworks.com

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(2)	If to Seller:

Verb Technology Company, Inc.

3401 North Thanksgiving Way

Suite 240

Lehi, UT 84043

Attention: Rory J. Cutaia

Email: rory@verb.tech

With a copy to: (which shall not constitute notice):

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention:Gregory Sichenzia

Email: gsichenzia@srf.law

9.2 No Agency. This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other Liability of any kind, express or implied, in the name or on behalf of the other party hereto.

9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement, or the application thereof to any Person or under any circumstances, shall be invalid or unenforceable to any extent under Applicable Law, and the extent of such invalidity or unenforceability does not cause substantial deviation from the underlying intent of the parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such Person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed, which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

9.4 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempted assignment in violation of this provision shall be void and of no effect, except that (i) Buyer may assign any and all of its rights under this Agreement or any other Transaction Agreement to one or more of its wholly owned Subsidiaries, so long as the Buyer remains responsible for the payment of the Note, and may further collaterally assign any and all of its rights hereunder and thereunder to one or more lenders and (ii) either party may assign any and all of its rights under this Agreement or any other Transaction Agreement (other than the Promissory Note which must be satisfied before any such transfer or assignment) and to as successor in interest resulting from an acquisition of such party by way of merger, consolidation, sale of substantially all of its assets or outstanding equity of such party or similar transaction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

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9.5 Amendments and Waivers; Certain Notices. No waiver of any provision of this Agreement, or any consent to any departure by any party therefrom, shall be effective unless made in writing and signed by the party to be charged with the waiver or consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Agreement may only be amended by written agreement executed by each of the parties hereto. No notice to or demand on any party in any case shall entitle such person or any other party to any other or further notice or demand in similar or other circumstances.

9.6 Absence of Third-Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement except as specifically provided in Section 7.1 or Section 7.3 hereof, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

9.7 Disputes.

(a) Buyer and Seller will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process: The dispute shall be submitted in writing to a panel consisting of one senior executive from Buyer, and one senior executive from Seller. If the executives are unable to resolve the dispute within ten (10) days of receiving notice of the dispute, any party may refer the dispute to non-binding mediation, the costs of which will be shared equally by Buyer (on the one hand) and Seller (on the other hand). Within ten (10) days after written notice demanding mediation, the parties to the mediation will choose a mutually acceptable mediator. No party will unreasonably withhold consent to selection of the mediator. Mediation will be conducted in the State of Texas if Buyer initiated the dispute resolution process contemplated by this Section 8.7(a) and in either Nevada or Texas if Seller initiated the dispute resolution process contemplated by this Section 8.7(a) (each such jurisdiction, the “Dispute Resolution Jurisdiction”), and each party hereby waives any objection as to venue herein, including any claim that such Proceeding has been brought in an inconvenient forum. If the dispute cannot be resolved within one (1) month from the first day of mediation, any party may demand arbitration of the matter unless the amount of the Losses is at issue in a pending third party claim, in which event arbitration will not be commenced until either such amount is finally determined pursuant to a final, non-appealable Judgment, or both the Buyer and Seller agree to arbitration, and in either such event the matter will be settled by binding arbitration. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking specific performance or injunctive relief in any federal or state court in the Dispute Resolution Jurisdiction.

(b) The arbitration will be conducted by one arbitrator mutually selected by Buyer and Seller. However, if within 30 days after submission of any dispute to arbitration Buyer and Seller cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Buyer, on the one hand, and Seller, on the other hand, will each select one neutral arbitrator. The two arbitrators so selected will select a third neutral arbitrator and the three arbitrators so selected will conduct the arbitration. If either Buyer, on the one hand, or Seller, on the other hand, fail to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by the one neutral arbitrator selected by the other party.

(c) Any such arbitration will be held in a mutually agreed upon county within the Dispute Resolution Jurisdiction, under the Commercial Arbitration Rules then in effect of the American Arbitration Association. All reasonable fees and expenses relating to the arbitration, including, the respective expenses of each party (including, reasonable attorneys’ fees and costs of investigation), the fees of each arbitrator and the administrative fee of the American Arbitration Association will be borne by the non-prevailing party, as determined by the arbitrator(s). The arbitrator or arbitrators, as the case may be, will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as applicable, to discover relevant information from the opposing parties solely to the extent related to the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as applicable, will rule upon motions to compel or limit discovery and will have the authority to impose sanctions to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as applicable, determine that discovery was sought without reasonable justification or that discovery was refused or objected to without reasonable justification. The decision of the arbitrator or a majority of the three arbitrators, as applicable, as to the validity and amount of any claim in the Claim will be final, binding, and conclusive upon the parties to this Agreement and will not be appealable. Such decision must be written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party will make the payment to such other party in accordance with the provisions of this Article 9.

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(d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(e) The foregoing arbitration provision applies to any dispute among the parties under Article 9; provided, however, that any party to this Agreement may seek from any court any interim or provisional relief that is necessary to protect the rights or property of that party. By doing so, that party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is resolved.

(f) Any indemnification of either party pursuant to Article 7 will be effected by wire transfer of immediately available funds to an account designated by such indemnified party.

(g) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 7.4(a) if an Objection Notice has not been timely delivered in accordance therewith or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined in accordance with the arbitration procedure set forth in this Section 9.7 or by a final Judgment of a court having jurisdiction over such proceeding if an Objection Notice has been timely delivered in accordance with Section 7.4(a).

9.8 Governing Law, Etc.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each party hereby submits to the exclusive jurisdiction of the United States District Courts in each of the Dispute Resolution Jurisdictions and of any state court sitting in such Dispute Resolution Jurisdictions for purposes of all legal proceedings arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).

9.9 Interpretation. When a reference is made in this Agreement to any Schedule or Exhibit, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. Each instance in this Agreement of the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “days” means calendar days, not Business Days, unless otherwise specified. Unless otherwise specified, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Similarly, unless otherwise specified, the words “therein,” “thereof” and “thereunder” and other words of similar import refer to a particular agreement or other instrument as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Unless otherwise specified, any reference to articles, sections or clauses are to articles, sections or clauses of this Agreement. Unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein. Unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include the heirs, successors and permitted assigns of such party. Unless otherwise specified, any reference to a statute includes and refers to the statute itself, as well as to any rules and regulations made and duly promulgated pursuant thereto, and all amendments made thereto and in force currently from time to time and any statutes, rules or regulations thereafter duly made, enacted and/or promulgated, as may be appropriate, and/or any other governmental actions thereafter duly taken from time to time having the effect of supplementing or superseding such statute, rules, and/or regulations. The language in all parts of this Agreement shall be in all cases construed according to its plain meaning and not strictly for or against one or more of the parties hereto. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not be construed to affect the meaning or interpretation of this Agreement. When required by the context, (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; and (ii) the masculine gender shall include the feminine and neuter genders and vice versa. Unless the context requires otherwise, derivative forms of any capitalized term defined in this Agreement shall have the comparable meaning to that of such term. The word “delivered”, “furnished”, “made available or “provided” as the phrase is used in this Agreement with respect to information or documents means such information or documents have been posted in box.com electronic data room hosted by Seller.

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9.10 Entire Agreement. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto or thereto (or by any representative of any thereof) relating to the matters contemplated hereby and thereby, including without limitation that certain Letter of Intent dated April 20, 2023. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments with respect to the subject matter thereof except as expressly set forth herein or therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, with respect to the subject matter hereof, other than those expressly set forth or referred to herein or in an agreement referred to herein. Except as expressly set forth in this Agreement, no party nor any of its respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives have made, nor are any of them making any representation or warranty, express or implied, in respect of such party or such party’s business, and any such other representations or warranties are hereby expressly disclaimed. Each party expressly acknowledges and agrees that neither the other parties hereto nor any of their respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives is relying on any other representation or warranty of the other parties or any of their respective agents, officers, directors, stockholders, debt holders, option holders, employees, attorneys, accountants or representatives, including the accuracy or completeness of any such other representations and warranties, whether express or implied. The parties acknowledge and agree that this Agreement and such other writings constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the subject matter hereof or thereof, and that separate agreements have been used for the sake of convenience. The Exhibits and Schedules to this Agreement shall constitute an integral part of this Agreement.

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

9.12 Expenses. Except as otherwise specified in this Agreement, each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, broker, consulting, accounting, financing and investment banking fees, whether or not such transactions are consummated.

9.13 Remedies. Except as may be specifically provided in this Agreement, including, without limitation Section 7.7, in the event of a breach or threatened breach by any party of any covenant of this Agreement, then, in addition to any other available remedies to which the other party or parties may be entitled, including termination, specific performance and the recovery of damages, the other party or parties shall be entitled to an injunction restraining such party from breaching or attempting to breach, in whole or in part, any of the covenants of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties this ____ day of June, 2023, to be effective as of the Effective Date.

SELLER:

Verb Technology Company, Inc.,
a Nevada corporation

By:
Name:
Title:

BUYER:

SW Direct Sales, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

IP ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D

TRANSITION SERVICES AGREEMENT

EXHIBIT E

IP LICENSE AGREEMENT

EXHIBIT F

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